EXHIBIT 10.44

Confidentiality, Noncompetition and Nonsolicitation Agreement

In consideration of my employment by CPI Corp., a Missouri corporation (the “Company”), as reflected in the Offer of Employment between myself and the Company dated December 23, 2005, which is attached hereto, I hereby agree as follows:

    1.          During the term of my employment and thereafter, I agree that all records, data lists, lists of actual or potential customers or suppliers, account information, pricing policies, sales and promotional techniques and practices, services and products, files, reports, notes, strategic or business plans, compilations or other recorded matter and copies or reproductions thereof, relating to the operation and activities of the Company and/or its affiliates which are not generally known to the public or those persons engaged in (a) business(es) similar to that/those conducted by the Company and/or its affiliates and which were made or received by, or which become known to, me during the term of my employment (hereinafter referred to as “Confidential Information”) are, respectively, the exclusive property of the Company and/or its affiliates and I hold the same as trustee for the Company and/or its affiliates and subject to the respective control of the Company and/or its affiliates.  I therefore agree that:

(i)	I will abide by any and all policies regarding confidentiality and with the terms and provisions of this Confidentiality, Noncompetition and Nonsolicitation Agreement (the “Agreement”);

(ii)
I will not at any time during the term of this Agreement or thereafter, except in the performance of my duties hereunder, use or permit any third person to use or disclose directly or indirectly any such Confidential Information or any trade secrets (including, but not limited to, using or permitting any third person to use Confidential Information or trade secrets to solicit any customer of the Company or any of its affiliates);

(iii)
I will return promptly upon termination of my employment for whatever reason, or at any time at the request of the board of directors or the Chief Executive Officer of the Company (or in the event of my death, my personal representative will return promptly) to the Chief Executive Officer, all Company property in my possession or control including, without limitation, personal computer(s), keys, credit cards, and records (whether stored electronically or otherwise) and including any and all copies of records, drawings, writings, blueprints, materials, memoranda and other tangible manifestations of and pertaining to Confidential Information or trade secrets, regardless of by or for whom the same were prepared;

(iv)
in the event any of the restrictions contained in the covenants set forth in this Section 1 are deemed unreasonable by any court, the Company and I agree that the court may reduce such restriction(s) to ones it deems reasonable to protect the Company and/or its affiliates; and

(v)	the Company and I agree that the provisions of this Section 1 will be enforced pursuant to Section 3 below.

For purposes of this Agreement, an “affiliate” of the Company means a company which either controls, is controlled by or is under common control with the Company.

    2.          (a)    During the term of my employment with the Company, and for a period ending one (1) year following the effective date of my termination of employment by the Company (the “Non-Compete Period”), I agree that I will not directly or indirectly:

(i)	without the prior written authorization of the Company, whether alone or as an employee, officer, agent, consultant, entrepreneur, venturer, owner, partner or stockholder, engage in any business in direct competition with the Company or any of its affiliates;

(ii)	solicit business from any individual or entity that is a client, customer or supplier of the Company or any affiliate on the date of termination (or who was such a client, customer or supplier of the Company within the one (1) year prior to the effective date of my termination of employment by the Company);

(iii)	request, induce or advise any such customer, or any distributor or supplier of the Company or any affiliate to withdraw, curtail or cancel their business with the Company or any affiliate;

(iv)	request, induce, attempt to induce or advise any employees, consultants, or other personnel to terminate their relationships or breach their agreements with the Company or any affiliate; and

(v)	solicit for employment or employ any individual employed by the Company or any affiliate as of the date of termination; or

(vi)	directly or indirectly, aid or abet any other person or entity to undertake any of the activities described in paragraphs (i) through (v) above.

        (b)           Notwithstanding anything stated herein to the contrary, the covenants set forth in this Section 2 will not apply to the passive ownership of up to five percent (5%) of the securities of any publicly-traded corporation listed on a national securities exchange or traded on the over-the-counter markets.

        (c)           I hereby agree and acknowledge that the duration and scope applicable to the covenant not to compete or solicit described in this Section 2 are fair, reasonable and necessary, that I have received adequate compensation for such obligations, and that these obligations would not prevent me from earning a livelihood.  If, however, for any reason any court determines that the restrictions in this Section 2 are not reasonable, that the consideration is inadequate or that I have been prevented from earning a livelihood, such restrictions will be interpreted, modified or rewritten to include as much of the duration and scope identified in this Section 2 as will render such restrictions valid and enforceable.

         (d)           The Company and I agree that the provisions of this Section 2 will be enforced pursuant to Section 3 below.

    3.          I agree that in the event of my breach or violation or attempted breach or violation of Sections 1 and/or 2, the provisions may be enforced by an injunction in a suit in equity, and that a temporary or preliminary injunction or restraining order may be granted immediately upon the commencement of any such suit and without notice.  In the event of a breach or violation or attempted breach or violation by me of the provisions of Section 2, I agree that an amount of time equal to the time period during which such a breach or violation exists will be added to the duration of the restrictions in Section 2.  The existence of any claim or cause of action I may have against the Company or an affiliate, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement of my obligations hereunder.

    4.          I hereby acknowledge that upon my breach of any of the covenants contained in this Agreement, the Company will suffer irreparable damages for which the remedy at law will be inadequate.  I agree and acknowledge that my violation of any of the provisions of this Agreement shall result in a forfeiture by me of any amounts potentially payable under the Plan, whether vested or otherwise.

    5.          I recognize that this Agreement does not set forth all terms of my employment by the Company and that during my employment with the Company I will be required to comply with all reasonable rules and regulations relating to such employment as may from time to time be promulgated by the Company.  It is my understanding that the Company may terminate my employment by it at any time, with or without Cause (as such term is defined in the Offer of Employment).  The Company hereby acknowledges that, except for the express covenants and conditions set forth herein and in the Offer of Employment, I have not agreed to waive or otherwise relinquish any rights I may otherwise have under applicable employment and/or labor laws or pursuant to other agreements with or policies of the Company, regarding or arising out of the termination of my employment.

    6.          This Agreement contains the entire understanding and agreement between the parties as to the subject matter hereof and cannot be amended, modified or supplemented in any respect, except by a subsequent written agreement entered into by both parties.

    7.          This Agreement is binding upon and will inure to the benefit of any successor to the Company whether by way of a merger, purchase, consolidation or otherwise.  All of the Company’s affiliates and all successors and assigns of the Company are third-party beneficiaries of the covenants contained herein.  Such restrictive covenants are intended for the benefit of, and may be enforced by, the Company’s successors and assigns and any of the Company’s affiliates.

    8.          The Company and I further agree that, in the event of any litigation at law or at equity with regard to the enforcement or interpretation of this Agreement, the prevailing party shall be entitled to be reimbursed for all reasonable attorneys’ fees and costs incurred, at trial and through all levels of appeal, as a result of such litigation.

    9.          This Agreement shall be construed in accordance with and governed by the substantive laws of the State of Missouri (regardless of the law that might otherwise govern under applicable Missouri principles of conflicts of laws).

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date shown below.

EXECUTIVE:                            CPI CORP.

/s/Keith W. Laakko	By: /s/Paul C. Rasmussen
Keith W. Laakko	Paul C. Rasmussen
Its: Chief Exeuctive Officer